Exhibit 99.B(d)(2)

Schedule A

to the

Investment Advisory Agreement

between

SEI Index Funds

and

SEI Investments Management Corporation

dated November 18, 1998

as amended November 1, 2004

Pursuant to Article 4, the Trust shall pay the Adviser compensation at an annual rate as follows:

S&P 500 Index Fund	.03%
Bond Index Fund	.07%

Agreed and Accepted:

SEI Index Funds		SEI Investments Management Corporation

By:	/s/ Sofia A. Rosala	By:	/s/ Timothy D. Barto

Attest:	/s/ Cassandra L. Johnson	Attest:	/s/ Cassandra L. Johnson